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                                                                     EXHIBIT 8.2

                               October 28, 1997



Board of Directors
Heritage Savings Bank
201 5th Avenue S.W.
Olympia, WA  98501

Dear Sirs:

You have asked for our opinion regarding the Washington State tax consequences in connection with (i) the proposed conversion of Heritage Financial Corporation, MHC, a Washington state chartered mutual holding company (the "Mutual Holding Company" or "MHC"), from mutual to stock form by means of a conversion to stock form ("Interim Bank A") and simultaneous merger with and into Heritage Savings Bank, a Washington state chartered stock savings bank ("Bank"), and (ii) the acquisition of Bank by Heritage Financial Corporation, a Washington state chartered stock corporation ("Holding Company"), by means of the merger of Bank with a Washington chartered interim stock bank ("Interim Bank B"), which will be organized as a wholly-owned subsidiary of the Holding Company.

Except as defined herein all capitalized terms have the same meaning as in the Plan of Conversion adopted by the Board of Directors of MHC and the Bank on July 1, 1997 as amended ("Plan of Conversion").

FACTS

For purposes of our opinion, we have relied upon the terms of the Plan of Conversion, the opinions rendered in the federal income tax opinion prepared by the certified public accounting offices of KPMG Peat Marwick LLP dated October 27, 1997, relating to the above described transactions under the Internal Revenue Code of 1986 (the "Code") and the facts and assumptions set forth in the Affidavit of management delivered to KPMG Peat Marwick in connection with the federal tax opinion (the "Affidavit").

It is the opinion of KPMG Peat Marwick LLP that, for federal income tax purposes: (1) the conversion of the Mutual Holding Company from mutual to stock form as
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October 28, 1997
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Interim Bank A should qualify as a reorganization within the meaning of
(S)368(a)(1)(F) of the Code and the simultaneous merger of Interim Bank A with and into the Bank, with the Bank being the surviving institution, should qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; (2) no gain or loss will be recognized by Interim Bank A upon its merger, with and into the Bank; (3) no gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank A in such merger; (4) the merger of Interim Bank B, with and into Bank, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; (5) no gain or loss will be recognized by Interim Bank B upon the transfer of its assets to the Bank; (6) no gain or loss will be recognized by the Bank upon the receipt of the assets of Interim Bank B; (7) no gain or loss will be recognized by Holding Company upon the sale of its shares of common stock to investors; (8) no gain or loss will be recognized by the Bank existing stockholders other than the MHC upon their receipt of Holding Company stock; (9) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of (i) withdrawable savings accounts in the Bank following the Conversion, (ii) Bank Liquidation Interest and (iii) nontransferable Subscription Rights to purchase Holding Company common stock, but only to the extent of the value, if any, of the Subscription Rights; and (10) the tax basis to the holders of common stock purchased in the Offering will be the amount paid therefor, and the holding period for such shares will begin on the date of consummation of the Offerings if purchased through the exercise of Subscription Rights.

OPINION

Based on the terms of the Plan of Conversion, the facts and assumptions set forth in the Affidavit and the opinions rendered in the KPMG Peat Marwick LLP opinion letter, all of which are incorporated herein by reference, and our review and analysis of Washington State tax law, it is our opinion that if the transaction is undertaken in accordance with the Plan of Conversion, the following should be the result for Washington State business and occupation, sales and use, and excise tax purposes:

1. No Washington business and occupation, sales or use taxes should be incurred by either the Bank or its Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the implementation of the Plan of Conversion.

2. No Washington State real estate excise tax should be imposed in connection with the transaction.
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October 28, 1997
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ANALYSIS

WAC 458-20-106 (Rule 106) provides that the business and occupation tax does not apply to casual and isolated sales. Rule 106 specifically provides under the heading of "Retail Sales Tax," "a transfer of capital assets to or by a business is deemed not taxable to the extent the transfer is accomplished through an adjustment of the beneficial interest in the business." The Department of Revenue has previously held that this provision applies to the business and occupation tax as well as the retail sales tax. Det. No. 87-22,WTD 259 (1987). Rule 106 contains six separate examples of instances when sales tax will not apply, including: transfers of capital assets pursuant to a reorganization under 26 U.S.C. Section 368 (Internal Revenue Code, Section 368).

The Use Tax is also not applicable.  WAC 453-20-106 states:

     Where there has been transfer of the capital assets to or by a business, the use of such property is not deemed taxable to the extent the transfer was accomplished through an adjustment of the beneficial interest in the business, provided, the transferor previously paid sales or use tax on the property transferred. (See the exempt situations listed under the retail sales tax subdivision of this rule.)

The State of Washington imposes an excise tax on real estate sales. The term "sale" includes the transfer or acquisition for valuable consideration within any twelve-month period of a controlling interest in any entity that holds an interest in real property located in Washington. All acquisitions by persons acting in concert are aggregated for purposes of determining whether a transfer or acquisition of a controlling interest has taken place. The term "sale," however, specifically excludes certain transactions including:

     (o) A transfer that for federal income tax purposes does not involve the recognition of gain or loss for entity formation, liquidation or dissolution, and reorganization, including but not limited to nonrecognition of gain or loss because of application of Section 332, 337, 351, 368(a)(1), 721, or 731 of the Internal Revenue Code of 1986, as amended (RCW 82.45.010(3)(o)).

Based on KPMG Peat Marwick's opinion that the Conversion from a mutual to a stock holding company format involves transactions that qualify under Section 368(a)(1) of the Code, the transaction should fall within the statutory exemptions and the real estate excise tax should not be imposed on the Bank.
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ASSUMPTIONS AND LIMITATIONS

Our opinion is based solely upon:

     The representations, information, documents, and facts ("representations") referred to in this letter.

     Our assumption (without independent verification or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic.

     Our assumption (without independent verification or review) that there will be timely execution and delivery of, and performance as required by the representations and documents.

     Our assumption (without independent verification or review) that all documents pertaining to the proposed transaction and provided for our review are accurate, true and authentic.

Our opinion is limited to those expressed above and we express no opinion with regard to any sections of Washington state law other than those referred to above. We express no opinion with regard to taxation of the proposed transaction described herein under the laws of any other state or local jurisdiction. We express the opinions contained herein as on the date of this letter only.

No opinion is expressed as to the federal income tax treatment of the transaction as covered by the KPMG Peat Marwick LLP opinion letter or to the tax treatment for Washington tax purposes of any existing conditions or effects of the transaction which are not specifically set forth in the KPMG Peat Marwick LLP opinion or in our opinion above.

This opinion letter is solely for your information and inclusion in Form S-1 as filed with the Securities and Exchange Commission, in the Application for Approval of Conversion filed with the Washington Department of Financial Institutions and the Federal Deposit Insurance Corporation, and as incorporated by reference into the Application to the Board of Governors of the Federal Reserve System on Form F.R.Y-3 with regard to the transaction described herein. Other than the uses indicated in the
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preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without our prior written consent.

                         Very truly yours,

                         GORDON, THOMAS, HONEYWELL,
                         MALANCA, PETERSON & DAHEIM, P.L.L.C.

                         /S/ J. JAMES GALLAGHER